UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

CARDINAL ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Indiana	333-131749	20-2327916
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 OMCO Square, Suite 201, Winchester, IN	47394
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 584-2209

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Design/Build Construction Contract

On August 22, 2007, Cardinal Ethanol, LLC (“we”) entered into a Design/Build Construction Contract with Hogenson Construction Company (“Hogenson”) under which Hogenson agreed to furnish all of the materials and perform all of the work necessary for the design, supply and installation of a complete auger cast pile system to support the concrete grain storage and the concrete DDG storage for our ethanol plant. In exchange for Hogenson’s services, we agreed to pay Hogenson a lump sum price of $864,500 subject to any change orders agreed upon by the parties. Hogenson’s engineering and purchasing services required under the contract will commence immediately and construction installation is to be commenced as soon as weather permits. Final completion is projected by September 10, 2007. Under the terms of the contract, we have the right to suspend the work and/or terminate the agreement for any reason so long as we pay for all the work performed through the date of suspension or termination.

Consent to Assignment and Assumption of Marketing Agreement

On December 13, 2006, we entered into a distillers grains marketing agreement with Commodity Specialist Company (“CSC”) for the purpose of marketing and distributing all of the distillers grains we produce at our plant. On August 28, 2007, we entered into a Consent to Assignment and Assumption of Marketing Agreement with CSC under which we agreed to the assignment by CSC of all of the rights, title and interest in and duties, obligations and liabilities under our distillers grains marketing agreement to CHS, Inc. CHS, Inc. is a diversified energy, grains and foods company owned by farmers, ranchers and cooperatives. CHS provides products and services ranging from grain marketing to food processing to meet the needs of its customers around the world. Pursuant to the Consent, all other terms of the agreement will remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: August 28, 2007

/s/ Troy Prescott
Troy Prescott, Chairman